Exhibit 10(a)1

COMPENSATION AND RETENTION AGREEMENT

THIS COMPENSATION AND RETENTION AGREEMENT (the “Agreement”), made and entered into by and between SOUTHERN COMPANY SERVICES, INC. (the “Company”) and C. ALAN MARTIN (“Employee”), shall be effective as of February 1, 2008 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Employee has been named the President of the Company effective February 1, 2008;

WHEREAS, the Company wishes to encourage Employee to continue employment with the Company for a three year term and to provide Employee with compensation and retention awards for service he will provide to the Company; and

WHEREAS, this Agreement should be treated as an Award made by the Compensation and Management Succession Committee of the Southern Company Board (the “Compensation Committee”) under the Southern Company 2006 Omnibus Incentive Compensation Plan (the “Omnibus Plan”).

NOW, THEREFORE, in consideration of the premises, and the agreement of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Retention Payment Amounts.

(a)       Employee shall become vested in the following amounts provided Employee is actively employed and serving as President of the Company on the designated Employment Vesting Date set forth below:

Amount	Employment Vesting Date
$100,000	12/31/2008
$100,000	12/31/2009
$100,000	12/31/2010

An annual amount vested under this Paragraph 1(a) shall earn interest until paid to Employee in accordance with Paragraph 2 of this Agreement as if invested on each respective Employment Vesting Date in the prime interest rate investment described in Section 6.2 of the Southern Company Deferred Compensation Plan (the “DCP”). No other provision of the DCP shall apply to any award under this Paragraph 1(a). The award under this Paragraph 1(a) shall be treated as a cash-based award under the terms of the Omnibus Plan, and therefore, governed by the terms of that Plan.

(b)       Employee shall become vested in up to the following additional amounts provided Employee is actively employed and serving as President of the Company on the Performance Vesting Date and satisfies annual written performance criteria established by the Chief Executive Officer of the Southern Company (“CEO”):

Maximum Restricted Stock Unit Base Value	Performance Vesting Date
$200,000	12/31/2008
$200,000	12/31/2009
$200,000	12/31/2010

The annual performance criteria to achieve a full payout under this Paragraph 1(b) shall be established in writing by the CEO as soon as practicable at the beginning of each annual performance period (typically within ninety (90) days) and such written annual performance criteria shall be a part hereof of this Agreement. The performance criteria shall permit Employee to earn less than the maximum base value based on a scale also established in writing by the CEO. If Employee fails to maintain an effective team of officers and senior managers at the Company during each annual performance period, the CEO, in its sole judgment, may exercise negative discretion to reduce by all or a percentage the payout earned by the Employee pursuant to this Paragraph 1(b) through his achievement of the written performance criteria. The CEO shall notify Employee of the decision to exercise negative discretion and the amount of such exercise for any annual performance period before December 31st of each respective annual performance period. The CEO and Employee shall meet by July 31st during each annual performance period to generally discuss the mid-term status of Employee’s achievement of the annual performance criteria.

An annual amount vested under this Paragraph 1(b) shall be treated until paid to Employee in accordance with Paragraph 2 of this Agreement as if invested on the Performance Vesting Date in a deemed investment in the common stock of the Southern Company. As such, the award under this Paragraph 1(b) shall be treated as restricted stock units provided under the terms of the Omnibus Plan and, therefore, governed by the terms of that Plan. Deemed dividends associated with the restricted stock units shall be treated as reinvested until the award earned under this Paragraph 1(b) is paid to Employee pursuant to Paragraph 2.

2.	Timing and Form of Payment of Retention Amount.

(a)       Generally. Unless modified by the provisions set forth in Paragraphs 2(b)-2(f), all amounts vested, plus earning thereon, shall be paid to Employee in a lump sum on February 1, 2011. Amounts provided under Paragraph 1(a) shall be paid in cash. Amounts provided in Paragraph 1(b) shall be paid in stock.

(b)       Death. If Employee dies while in active service while serving as President of the Company prior to December 31, 2010, amounts vested under Paragraphs 1(a) and 1(b) shall be paid on the earlier of (i) February 1, 2011, or (ii) on March 15th of the year following the Employee’s date of death. With respect to any amount which would have been vested under

Paragraph 1(b) for an annual performance period based on Employee’s actual satisfaction of the written annual performance criteria except for Employee’s failure to be actively employed as President of the Company on the Performance Vesting Date because of his death, Employee’s beneficiary shall be entitled to be paid the amount attributable to this annual performance period based on actual performance plus amounts provided under Paragraphs 1(a) and 1(b) previously vested as provided in the preceding sentence. (For example, if Employee had in fact achieved 100% of the written annual performance criteria at his death during the 2008 annual performance period, Employee’s beneficiary would be entitled to the maximum base value payout of restricted stock units measured against the 2008 performance period even though Employee was not employed as President of the Company on December 31, 2008.) Employee shall designate his beneficiary(ies) in the beneficiary designation form set forth in Exhibit 1 to this Agreement.

(c)       Disability. If Employee separates from service from the Company on account of becoming totally disabled as defined under the Company’s long term disability plan, Employee shall be paid the amounts vested under Paragraphs 1(a) and 1(b) on the earlier of (i) February 1, 2011, or (ii) March 15th of the year following the year in which the Employee separates from service provided that in any event such payment must not occur until at least six (6) months following Employee’s separation from service. With respect to any amount which would have been vested under Paragraph 1(b) for an annual performance period based on Employee’s actual satisfaction of the written annual performance criteria except for Employee’s failure to be actively employed as President of the Company on the Performance Vesting Date because of his disability, Employee shall be entitled to be paid the amount attributable to this annual performance period based on actual performance plus amounts provided under Paragraphs 1(a) and 1(b) previously vested as provided in the preceding sentence. (For example, if Employee had in fact achieved 100% of the written annual performance criteria at his separation from service date on account of disability measured against the 2008 annual performance period, Employee would be entitled to the maximum base value payout of restricted stock units for the 2008 performance period even though Employee was not employed as President of the Company on December 31, 2008.)

(d)       Retirement. If Employee separates from service on account of retirement, Employee shall be paid the amounts vested under Paragraphs 1(a) and 1(b) as of such separation from service on the earlier of (1) February 1, 2011 or (ii) March 15th of the year following the year in which the Employee separates from service provided that in any event such payment must not occur until at least six (6) months following Employee’s separation from service. With respect to any amount which would have been vested under Paragraph 1(b) for an annual performance period based on Employee’s actual satisfaction of the written annual performance criteria except for Employee’s failure to be actively employed as President of the Company on the Performance Vesting Date because of his retirement, Employee shall be entitled to be paid the amount attributable to this annual performance period based on actual performance plus amounts provided under Paragraphs 1(a) and 1(b) previously vested as provided in the preceding sentence. (For example, if Employee had in fact achieved 100% of the written annual performance criteria at his separation from service date on account of disability measured against the 2008 annual performance period, Employee would be entitled to the maximum base value payout of restricted stock units for the 2008 performance period even though Employee was not employed as President of the Company on December 31, 2008.)

(e)       Involuntary Termination. If Employee separates from service from the Company on account of being involuntarily terminated by the Company for reasons other than Cause, Employee shall be paid the amounts vested under Paragraphs 1(a) and 1(b) on the earlier of (i) February 1, 2011, or (ii) March 15th of the year following the year in which the Employee separates from service provided that in any event such payment must not occur until at least six (6) months following Employee’s separation from service. For purposes of this Paragraph 2(e) only, Employee shall be deemed to be vested in the annual amount provided for in Paragraph 1(a) for purposes of payment under the preceding sentence which would have been earned in the calendar year in which the Employee is involuntarily te minated from employment by the Company even though Employee fails to be employed as President of the Company on the Employment Vesting Date for that calendar year. In addition, with respect to any amount which would have been vested under Paragraph 1(b) for the annual performance period during which Employee is involuntarily terminated based on Employee’s actual satisfaction of the written annual performance criteria except for Employee’s failure to be actively employed as President of the Company on the Performance Vesting Date because of his involuntary termination from employment, Employee shall be vested and entitled to be paid the amount attributable to this annual performance period based on actual performance. In addition, Employee is also entitled to be paid amounts provided under Paragraphs 1(a) and 1(b) previously vested at the time of his involuntary termination of service from the Company. (For example, if Employee had in fact achieved 100% of the written annual performance criteria at his separation from service date on account of involuntary termination measured against the 2008 annual performance period, Employee would be entitled to the maximum base value payout of restricted stock units for the

2008 performance period and the amount of $100,000 even though Employee was not employed as President of the Company on December 31, 2008.)

(f)        Termination for Cause. If Employee is terminated for cause solely determined by the Company prior to the payment of the amounts earned and vested under Paragraphs 1(a) and 1(b), Employee forfeits all such amounts under this Agreement and all amounts which could have been paid under this Agreement. “Cause” or “Termination for Cause” shall include the following conditions:

(1)       Failure to Discharge Duties. Employee willfully neglects or refuses to discharge his duties hereunder or refuses to comply with any lawful or reasonable instructions given to his by the Company without reasonable excuse;

(2)       Breach. Employee has commits any material breach or repeats or continues (after written warning) any breach of his obligations hereunder;

(3)       Gross Misconduct. The Employee is guilty of gross misconduct. For the purposes of this Agreement, the following acts shall constitute gross misconduct as solely determined by the Company:

(i)        Any act involving fraud or dishonesty or breach of appropriate regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like;

(ii)       The carrying out of any activity or the making of any statement which would prejudice and/or reduce the good name and standing of the Company, Southern Company or any of its affiliates or would bring any one of these into contempt, ridicule or would reasonably shock or offend any community in which these companies are located;

(iii)       Attendance at a Company worksite in a state of intoxication or otherwise being found in possession on Company property of any prohibited drug or substance, possession of which would amount to a criminal offense;

(iv)      Assault or other act of violence against any employee of the Company or other person during the course of his employment; or

(v)       Conviction of any felony or misdemeanor involving moral turpitude.

3.         Amendment and/or Termination of this Agreement. This Agreement terminates when all amounts have been paid pursuant to Paragraph 2 to Employee or his beneficiary. Notwithstanding the preceding sentence, the Employee and the Company may mutually agree to amend or terminate this Agreement prior to the end of the three year term only by written agreement signed by each party.

4.         Confidentiality. Employee represents and agrees that he will keep all terms and provisions of this Agreement completely confidential, except for possible disclosures to his legal and financial advisors and his spouse or to the extent required by law, and Employee further agrees that he will not disclose the terms, provisions or information contained in or concerning this Agreement to anyone other than those persons named above, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Company or any affiliate of the Company. This Agreement is not intended in any way to proscribe Employee’s right and ability to provide information to any federal, state or local government in the lawful exercise of such governments’ governmental functions.

5.         Assignability. Neither Employee, his estate, his beneficiaries, nor his legal representatives shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments under this Agreement shall be void and have no effect.

6.         Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Employee may be entitled to receive payments under the terms and conditions of this Agreement, the assets from which such amounts may be paid shall at all times be subject to the claims of the Company’s creditors.

7.         No Effect on Other Arrangements. It is expressly understood and agreed that any payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

8.         Tax Withholding and Implications. There shall be deducted from the amounts paid under Paragraph 2 the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee.

9.         Compensation. Any compensation paid to Employee pursuant to this Agreement shall not be considered “compensation,” as the term is defined in The Southern Company Employee Savings Plan or The Southern Company Pension Plan. Payments to Employee shall not be considered wages, salaries or compensation under any other Company-sponsored employee benefit plan.

10.         No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, or modify, whether or not for cause, the employment relationship of Employee and the Company.

11.       Governing Law. This Agreement, and all its rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of laws.

12.       409A.  The parties agree that the terms and provisions of this Agreement will be construed and interpreted to the maximum extent permitted in order to comply with Section 409A of the Internal Revenue Code, and the regulations promulgated thereunder. Neither the Employee nor the Company may accelerate any deferred payment under this Agreement, except in compliance with Section 409A for such events that include but may not be limited to a termination of the Agreement.

13.       Accredited Investor. Employee understands that the Company’s obligations under this Agreement have not been registered under the Securities Exchange Act of 1933, as amended (the "Securities Act"), or any state securities laws. Employee is an “accredited investor” as defined in Regulation D under the Securities Act, and has such knowledge and experience in financial and business matters that he is able to evaluate the risks and benefits of this Agreement. There has been direct communication and negotiation between the Company and Employee with respect to this Agreement. The Company has made available to Employee information regarding the business of the Company and the risks inherent therein, and Employee has had the opportunity to ask questions of, and receive responses from, the Company regarding such matters and the terms and conditions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties first listed above, this 12th day of September, 2008.

“COMPANY”
SOUTHERN COMPANY SERVICES, INC.

By: /s/David M. Ratcliffe

Its: Chairman of the Board

“EMPLOYEE”

C. ALAN MARTIN

/s/C. Alan Martin

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